UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2010

To Our Shareholders:

Notice is hereby given that the 2010 Annual Meeting (the “Annual Meeting”) of Shareholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Wednesday, June 2, 2010, at noon, local time, for the following purposes:

1.	To elect three directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2010; and

3.	To transact any other business properly brought before the meeting.

The Company recommends that you vote “FOR” all of the Director nominees and “FOR” the appointment of PricewaterhouseCoopers as independent accountants.

Only shareholders of record at the close of business on April 9, 2010 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s Common Stock since that date.

SHAREHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE, VIA THE INTERNET, OR BY MAIL. INSTRUCTIONS FOR EACH OF THESE METHODS AND THE CONTROL NUMBER THAT YOU WILL NEED ARE PROVIDED ON THE PROXY CARD.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April 30, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be held on June 2, 2010.

This Proxy Statement and the Roper Industries, Inc. 2009 Annual Report

to Shareholders are available at:

www.roperind.com

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

TO BE HELD ON JUNE 2, 2010

GENERAL

This Proxy Statement is being furnished to shareholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 30, 2010. All shareholders are urged to read this Proxy Statement carefully and in its entirety.

ANNUAL MEETING INFORMATION

The Annual Meeting will be held on June 2, 2010, at noon, local time, 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mail, its directors, officers and regular employees may devote part of their time, without additional compensation, for solicitation by fax, email, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Shareholder Communications, Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,000 plus reasonable expenses.

Where multiple shareholders share the same address, only one copy of this Proxy Statement and Annual Report will be mailed to that address unless Roper has been notified by such shareholders of their desire to receive multiple copies of the Proxy Statement and Annual Report. If you share an address with another shareholder and wish to receive a separate Proxy Statement and Annual Report, you may instruct Roper to provide a separate Proxy Statement and Annual Report by writing to the attention of the Secretary at the address set forth in the following paragraph, or by calling 941-556-2601. Shareholders who share the same address and already receive multiple copies of the Proxy Statement and Annual Report, but prefer to receive a single copy, may contact Roper at the same address and phone number to make such request.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on February 26, 2010. Additional copies of the Annual Report are available upon written request mailed to the attention of the Secretary at the above address. In addition, the Form 10-K and exhibits are available on the internet at www.sec.gov. The Annual Report is not part of these proxy soliciting materials.

RECORD DATE; VOTING RIGHTS

Only shareholders of record of the Company’s Common Stock at the close of business on April 9, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 93,886,227 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholders action, shareholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting, and “broker non-votes,” are considered shareholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares in “street name” have discretionary authority to vote on routine proposals when they have not received instructions from beneficial owners. The ratification of the appointment of independent auditors is a routine proposal and your brokerage firm may either vote your shares or leave your shares unvoted. Due to recent NYSE and SEC rule changes, the election of directors is no longer considered a routine proposal. Brokers do not have discretionary authority to vote on the election of directors when they have not received instructions from beneficial owners. Roper encourages you to provide instructions to your brokerage firm on both proposals by signing and returning your proxy.

With regard to the election of directors, votes may be cast in favor of all nominees or withheld from all nominees or any particular nominee. Directors will be elected by a plurality of the votes entitled to be cast in person or represented by proxy at the Annual Meeting. Votes that are withheld will be excluded entirely from the vote calculation and will have no effect on the outcome of the voting.

The appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company will be ratified by the affirmative vote of a majority of the total votes present in person or represented by proxy and entitled to vote. An abstention will have the effect of a vote against this proposal.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

You are urged to sign the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy is signed, but no directions are given, it will be voted (i) “FOR” the election of the nominees named herein for Director, and (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

REVOCATION OF PROXIES

You may revoke any proxy at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders and each class serving three-year terms.

The terms of office of Brian D. Jellison, David W. Devonshire and John F. Fort, III expire at this Annual Meeting. Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Jellison, Devonshire and Fort to stand for election as directors for terms expiring at the 2013 Annual Meeting of Shareholders.

Proxies received without voting instructions will be voted FOR the nominees listed below. In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors.

Certain information about the nominees, whose current terms will expire in 2010, and about the directors whose terms continue, is set forth below. Such information includes the experience, qualifications, and skills that each individual brings to the Board.

Nominees for reelection at the 2010 Annual Meeting for terms expiring at the 2013 Annual Meeting	Positions and Offices with Roper	Age
Brian D. Jellison(4)	Chairman, President, and Chief Executive Officer	64
David W. Devonshire(1)(4)	Director	64
John F. Fort III(2)	Director	68

Incumbent directors whose terms expire at the 2011 Annual Meeting
Richard Wallman(1)(3)	Director	59
Christopher Wright(1)(3)	Director	52

Incumbent directors whose terms expire at the 2012 Annual Meeting
Robert D. Johnson(2)(4)	Director	62
Robert E. Knowling, Jr.(1)(3)	Director	54
Wilbur J. Prezzano(2)(3)(4)	Director	69

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

(4)	Member of the Executive Committee

David W. Devonshire has served as a director since November 2002. Mr. Devonshire served as an executive vice president of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007, and also served as Motorola’s chief financial officer from April 2002 to April 2007. Prior to Motorola, Mr. Devonshire served as executive vice president and chief financial officer of Ingersoll-Rand Company, a global diversified industrial company, and senior vice president and chief financial officer of Owens Corning, an innovator of glass fiber technology. Mr. Devonshire currently serves as a director of ArvinMeritor, Inc, Arbitron, Inc., and Career Education Corporation. Mr. Devonshire’s strong background in finance and accounting, as well as his past experience as the chief financial officer of other public companies, provides the Board with financial expertise and insight.

John F. Fort III has served as a director since December 1995. Mr. Fort has been self-employed since 1993. Mr. Fort served as chairman and chief executive officer at Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as Tyco’s advisor director from March 2003 to March 2004. Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009. Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company give the Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison has served as Roper’s President and Chief Executive Officer since November 2001 and became Chairman of the Board of Directors in November 2003. From January 1998 to July 2001, Mr. Jellison served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a range of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions. Mr. Jellison formerly served as a director of Champion Enterprises, Inc. from 1999 to 2009. Mr. Jellison’s active involvement in Roper’s operations provides the Board with specific knowledge of the business and its challenges and prospects. His deep understanding of the organization and its strategic focus have provided key leadership and guidance for the Company’s growth as the Chair of the Board.

Robert D. Johnson has served as a director since May 2005. From August 2006 to July 2008, Mr. Johnson was chief executive officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation. Mr. Johnson served as chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and its president and chief executive officer from 1999 to 2005. From 1994 to 1999, Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of president and chief executive officer of AlliedSignal Aerospace Marketing, Sales & Service. Prior to joining AlliedSignal, he held management positions with AAR Corporation, an aviation company, and GE Aircraft Engines, a producer of jet engines. Mr. Johnson currently serves as a director of Spirit AeroSystems and Ariba, Inc., and formerly served as a director of Phelps Dodge Corp. from 2003 to 2007. Mr. Johnson brings valuable knowledge in marketing, sales and production from his career. His management leadership skills provide the Board with guidance in compensation and management issues.

Robert E. Knowling, Jr. has served as a director since August 2008. Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunications spend management solutions. Mr. Knowling has served in various executive capacities with the NYC Leadership Academy, SimDesk Technologies, Inc., and Covad Communications Company. Mr. Knowing currently serves as Lead Director of Ariba, Inc., and a director of Aprimo, Inc. and Heidrick & Struggles International. Mr. Knowling brings a unique perspective to the Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and his experience as a director of several other public companies enables him to provide guidance on corporate governance issues.

Wilbur J. Prezzano has served as a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company, a supplier of imaging material and services, where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board vice-chairman and as chairman and president of its greater China region businesses. Mr. Prezzano served as a director of Eastman Kodak Company from May 1992 to 1997. Mr. Prezzano currently serves as the non-executive Chairman of Lance, Inc., and as a director of TD Bank Financial Group, TD Ameritrade Holding Corporation, and EnPro Industries, Inc. and formerly served as a director of TD Banknorth, Inc. Mr. Prezzano has a strong background in management and experience in international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides the Board with a broad-based understanding important to the Company’s growth and operations.

Richard Wallman has served as a director since January 2007. From March 1995 to July 2003, Mr. Wallman served as the CFO and Senior Vice President of Honeywell International Inc., a provider of diversified industrial technology and manufacturing products, and its predecessor AlliedSignal. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation. He currently serves as a director of Ariba, Inc., and Convergys Corporation and has formerly served as a director of Avaya Inc., Express-Jet Airlines, Inc., Hayes-Lemmerz International and Lear Corporation. Mr. Wallman’s significant financial experience and leadership skills strengthens the Board and provides additional insight in financial matters. He has an informed understanding of the financial issues and risks that affect the Company.

Christopher Wright has served as a director since December 1991. Mr. Wright is Chairman of EMAlternatives LLC in Washington DC, an emerging markets focused private equity asset management firm and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G. He is also non-executive Chairman of Maxcess International Corporation, a director of IDOX PLC (AIM) and of Yatra Capital Ltd (EuroNext) and formerly served as a director of Mrs. Fields Holdings. He is Foundation Fellow, Corpus Christi College, Oxford. Mr. Wright offers a global perspective to the Board gained from his international and venture capital experience. He also provides the Board with knowledge of current financial issues and risks affecting international business operations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper’s Corporate Governance Guidelines reflect the Board of Director’s commitment to monitor that the Board of Directors and its Committees are functioning effectively in the exercise of its responsibilities. The Corporate Governance Guidelines are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Nominating Process

The three directors standing for election at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, has determined the desired skills, ability, judgment, diversity and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company frequently engages a third party to assist in identifying potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the following procedures will be considered under the same criteria that are applied to other candidates. Under Roper’s By-laws, nominations for director may be made by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the By-laws to Roper’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. No shareholder director nominee proposal in connection with the 2010 Annual Meeting was received under the By-laws or otherwise from any shareholder or group of shareholders. For the 2011 Annual Meeting of Shareholders, Roper must receive this notice between February 2, 2011, and March 4, 2011. A shareholder can obtain a copy of the full text of the By-law provision by writing to Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. A copy of the By-laws has been filed with the SEC as an exhibit to Roper’s Current Report on Form 8-K filed on February 19, 2009. A copy of the By-laws can also be viewed on Roper’s website (www.roperind.com).

Shareholder Communications

The Board of Directors provides a process for shareholders to send written communications to the Board of Directors. Shareholders may send written communications to the Board of Directors, or the non-management members of the Board of Directors, in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. This process for shareholders to send such written communications also is set forth on Roper’s website (www.roperind.com). All communications will be kept confidential and promptly forwarded to the appropriate director. Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Interested Party Communications

Any “interested party” (in accordance with NYSE Listing Standard 303A.03) who desires to contact the Company’s Board of Directors, any Committee of the Board, or select Board members (including the non-management directors as a group) may send written communications in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

Code of Business Conduct & Ethics

Roper has a Business Code of Ethics and Standards of Conduct (the “Code of Ethics”). The Code of Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations, (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Code of Ethics applies to Roper’s directors and employees, including its executive officers. The Code of Ethics is available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary. Any amendments to, or waivers of, the Code of Ethics will be disclosed on Roper’s website promptly following the date of such amendment or waiver as required by law.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in March 2010. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its Committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, on March 18, 2010, the Board of Directors affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such Committees. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on Roper’s Audit Committee. The Company’s director independence standards are available on Roper’s website (www.roperind.com) and may also be obtained upon request from the Secretary.

Review and Approval of Related Person Transactions

The Company has operated under a Code of Ethics for many years. The Company’s Code of Ethics requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. Certain relationships or transactions may arise that would be deemed acceptable and appropriate following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

There were no related person transactions during 2009. The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The Company will review any relationship or transaction in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

BOARD COMMITTEES AND MEETINGS

The Board of Directors of the Company (the “Board”) held six meetings during the fiscal year ended December 31, 2009. Each of Roper’s directors attended more than 75% of the meetings of the Board (held while such individual served as a director) and of any committee on which he served. The Board has not implemented a formal policy regarding director attendance at the annual meeting. All continuing members of the Board attended the 2009 Annual Meeting of Shareholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as Roper’s Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. His extensive knowledge of the Company along with his strategic abilities provide the Board with strong leadership. At each Board meeting, the non-management directors also meet in executive session and choose a director to preside at these meetings on a rotating basis. The Board believes that this Board leadership structure is in the best interest of the Company and its stockholders at this time in light of Mr. Jellison’s unique qualifications and that the appropriate leadership structure is a matter that should be discussed and determined by the Board from time to time based on all of the then-current facts and circumstances.

Risk Oversight

The Board has overall responsibility for the oversight of risk management at Roper, which it generally carries out through Board committees. The Audit Committee oversees financial risk, such as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and it monitors the Company’s risk management practices. It meets regularly with our independent auditors and the director of our internal audit staff, who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations. In overseeing risk associated with compensation programs and practices, the Compensation Committee has directly retained its own compensation consultant and meets periodically with management to discuss current issues. The Nominating and Governance Committee monitors our corporate governance practices with applicable requirements and against evolving developments. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board apprised regularly of the different risks associated with our Company.

Board Committees

The Board of the Company has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee operates under a written charter, copies of which can be viewed on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Executive Committee: 1 Meeting Held in 2009

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

Audit Committee: 9 Meetings Held in 2009

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, the Company’s structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that follows in this Proxy Statement. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by the Company; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of the Company’s director of the internal auditing department, which provides the Audit Committee with such department’s significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted to the Audit Committee by the independent auditors relating to the Company’s financial statements, policies, processes or determinations;

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Compensation Committee: 4 Meetings Held in 2009

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, together with the other independent members of the Board, annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation and benefits. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and based on that evaluation, determine and approve the compensation of the Chief Executive Officer, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for the Company’s executive officers;

•	Grant awards and otherwise make determinations under the Company’s equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the IRS Code;

•	Periodically review and make recommendations to the Board concerning the Company’s equity and incentive compensation plans;

•	Periodically review and determine the form and amounts of director compensation as delegated by the Board; and

•	Review and discuss with management the annual Compensation Discussion and Analysis (“CD&A”) disclosure regarding named executive officer compensation.

Nominating and Governance Committee: 3 Meetings Held in 2009

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors, determining the size and composition of the Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of members of the Board on a periodic basis and evaluating the overall effectiveness of the Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•	Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, experience, and diversity as well as the Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by management and/or shareholders;

•	Periodically review the size and responsibilities of the Board and its committees and recommend proposed changes to the Board;

•	Recommend to the Board directors to serve as members of each committee;

•	Annually review and recommend committee slates and recommend additional committee members as needed;

•	Develop and recommend to the Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to the Board;

•	Annually review and approve the Chief Executive Officer’s management succession plan to ensure continuity of management; and

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees, and administer and oversee the evaluation process.

In assessing director candidates, the Nominating Committee considers a number of qualification factors. Appropriate criteria for Board membership include:

•	the highest personal and professional ethics, integrity and values;

•	an understanding of the Company’s business environment; and

•	the ability to make independent analytical inquiries and judgments.

The Nominating Committee also considers a candidate’s skills and experience in the context of the entire Board as well as the diversity (including diversity in professional experience and background), depth and breadth of business and organizational skills, background and experience that a candidate possesses. The Board has no formal policy with respect to diversity.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by the Company’s Director Compensation Plan, which is a sub-plan of the Company’s 2006 Incentive Plan. The Director Compensation Plan was amended in August 2008 to provide for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after the Company’s Annual Meeting of Shareholders. Unless the non-employee director has timely made a deferral election as provided in the Plan, each RSU represents the right to receive one share of Company Common Stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of Company Common Stock. RSUs do not have voting rights. During 2009, each non-employee director received a grant of 4,000 RSUs the day after the 2009 Annual Meeting of Shareholders. One-half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting of Shareholders.

Under the Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000
Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000
Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

The Company also reimburses its directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Mr. Jellison is also an employee of the Company and eligible to participate in (i) the Roper Industries, Inc. Employees’ Retirement Savings 003 Plan, to which Roper contributed a minimum of 3% and up to a maximum of 7.5% of their eligible earnings and (ii) the 2000 Plan in which management and other employees participate. Mr. Jellison did not receive any additional compensation for his service as a Director of the Company, and his compensation is set forth in the “Executive Compensation” section below.

The table below shows the compensation of the Company’s directors (other than Mr. Jellison) during fiscal year 2009.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
W. Lawrence Banks	29,750	—	—	29,750
David W. Devonshire	65,000	187,040	—	252,040
John F. Fort III	57,000	187,040	—	244,040
Robert D. Johnson	61,500	187,040	—	248,540
Robert E. Knowling, Jr.	57,000	187,040	—	244,040
Wilbur J. Prezzano	66,500	187,040	—	253,540
Richard Wallman	62,500	187,040	—	249,540
Christopher Wright	62,000	187,040	—	249,040

(1)	Mr. Banks retired as a director on June 3, 2009. Fees for Mr. Banks are for a partial year of service.

(2)	The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2009, calculated in accordance with Topic 718.

(3)	The aggregate number of RSUs outstanding at December 31, 2009 for each director is 2,000. Mr. Banks did not have any RSUs outstanding at December 31, 2009.

(4)

The aggregate number of shares under stock option awards outstanding at December 31, 2009 for each director is as follows: Mr. Banks: 8,000; Mr. Devonshire: 4,000; Mr. Fort 28,000; Mr. Prezzano: 28,000; and Mr. Wright: 12,000. Messrs. Johnson, Knowling and Wallman did not have any stock options outstanding at December 31, 2009.

The Compensation Committee, which is charged by the Board of Directors with fixing director compensation, has established shareholder ownership and retention guidelines for our non-employee directors. Non-employee directors are required to own 4,000 shares of Company Common Stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under the Company’s Director Compensation Plan. All of the directors are in compliance with the retention guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal auditing and periodically meeting with the director of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2010; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2009; (iii) discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountant’s independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

Robert E. Knowling, Jr.

Richard F. Wallman

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of Common Stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2010 by (i) each of the Directors, (ii) each named executive officer in the “Summary Compensation Table,” (iii) all of our Directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper Common Stock. Except as noted below, the address of each of the persons in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class
T. Rowe Price Associates, Inc	7,743,876	(3)	8.2%
100 East Pratt Street, Baltimore, Maryland 21202

Capital World Investors	5,475,000	(4)	6.0%
333 South Hope Street, Los Angeles, California 90071

David W. Devonshire	13,000		*	*
John F. Fort, III	57,900	(5)	*	*
Brian D. Jellison	1,772,826		1.87%
Robert D. Johnson	11,500		*	*
Robert E. Knowling, Jr.	7,000		*	*
Wilbur J. Prezzano	40,000		*	*
Richard F. Wallman	14,715		*	*
Christopher Wright	90,319		*	*
John Humphrey	232,147		*	*
David B. Liner	77,501		*	*
Nigel W. Crocker	134,776	(6)	*	*
Timothy J. Winfrey	183,432		*	*
All 13 directors and executive officers of Roper as a group	2,705,044		2.84%

**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2010 upon exercise of stock options issued under Company plans as follows: Mr. Devonshire (4,000), Mr. Fort (20,000), Mr. Jellison (1,016,024), Mr. Prezzano (12,000), Mr. Wright (6,000), Mr. Humphrey (146,667), Mr. Liner (48,000), Mr. Crocker (79,000), Mr. Winfrey (123,667), and all 13 directors and executive officers as a group (1,504,529). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following number of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (330,000), Mr. Humphrey (38,283), Mr. Liner (11,980), Mr. Crocker (10,833), Mr. Winfrey (24,133), and all 13 directors and executive officers as a group (422,029). In addition to the shares shown in the table, Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright each have 2,000 unvested restricted stock units which do not have any voting rights. The restricted stock units do not vest within sixty days and are not included when calculating beneficial ownership.

(3)

These securities are owned by various individual and institutional investors for which T. Rowe Price and Associates, Inc. (Price Associates) serves as investment advisor with sole power to direct investment of all of the shares, and Price Associates or a related party has sole power to vote 5,372,880 shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, beneficial owner of such securities. Such information is based upon information as of December 31, 2009 as provided in a Schedule 13G/A filed with the SEC on February 12, 2010.

(4)

Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”). CWI is deemed to be the beneficial owner of 5,475,000 shares as result of CRMC’s capacity as an investment advisor, with sole power to vote 2,475,000 shares and sole dispositive power over all of the shares. CWI expressly disclaims beneficial ownership of all of the shares. Such information is based upon information as of December 31, 2009 as provided in a Schedule 13G filed with the SEC on February 10, 2010.

(5)	Includes 2,700 shares owned by Mr. Fort’s spouse.

(6)	Includes 9,146 shares held by a 401(k) plan.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position and Offices with Roper	Age
Brian D. Jellison*	Chairman, President and Chief Executive Officer	64
John Humphrey	Vice President and Chief Financial Officer	44
David B. Liner	Vice President, General Counsel and Secretary	54
Nigel W. Crocker	Group Vice President	55
Timothy J. Winfrey	Group Vice President	49
Benjamin W. Wood	Group Vice President	49

*	For more information on Mr. Jellison, see “Proposal 1: Election of Directors” above.

John Humphrey became Roper’s Vice President and Chief Financial Officer in April 2006. From December 2003 to April 2006, Mr. Humphrey served as Vice President and Chief Financial Officer for Honeywell Aerospace, the aviation segment of Honeywell International Inc. Prior to that, Mr. Humphrey held several financial positions with Honeywell International and its predecessor AlliedSignal.

David B. Liner has been Roper’s Vice President, General Counsel and Secretary since August 2005. From October 2001 to August 2005, Mr. Liner was a member of the law firm of Dykema Gossett, PLLC where he served in the corporate finance group, heading up both the firm’s automotive industry team and China team. From February 1997 to July 2001, he served as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Prior to this, Mr. Liner was a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets, for 17 years.

Nigel W. Crocker has been Group Vice President, Industrial Technology since November 1996. From September 1995 to November 1996, he served as President of AMOT’s U.S. unit, and from October 1991 to November 1996, he served as managing director of AMOT’s U.K. unit. Mr. Crocker served as managing director of Jiskoot Autocontrol Ltd. U.K., a control engineering company, from January 1990 to August 1991.

Timothy J. Winfrey has been Group Vice President, Energy Systems and Controls since June 2002. From October 2001 to June 2002, he was President of Ingersoll-Rand Company’s commercial and retail air solutions business, prior to which (from May 1999) he was Vice President and General Manager of Ingersoll-Rand’s reciprocating compressor division. Mr. Winfrey was employed by Owens Corning from June 1996 to April 1999, first as director of corporate development, and then as general manager of the joint ventures and services business. From July 1995 to June 1996, he was manager, strategic planning, and then associate director, corporate development of Eaton Corporation. Mr. Winfrey held various project management positions at BP from August 1990 until December 1994.

Benjamin W. Wood has been Group Vice President, Scientific and Industrial Imaging since May 2003. Prior to joining Roper, Mr. Wood served for four years in strategic planning, financial analysis and business development roles at Ingersoll-Rand Company, a global diversified industrial company, before becoming Vice President of Marketing for the infrastructure sector in 2000. Mr. Wood’s earlier experiences include 11 years in Asia in entrepreneurial and corporate roles for privately held technology and software companies.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement. Our CD&A is organized as follows:

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•

Elements of Compensation. There are several components of the compensation payable to our executive officers while they are employed by our company and on a post-termination basis. We emphasize elements that tie executive compensation to performance.

•	Compensation Process. We regularly review our compensation programs to assure that we meet our compensation objectives.

•	Analysis of 2009 Compensation. The compensation for our named executive officers in 2009 reflected our compensation objectives and was tied to performance.

•	Share Ownership and Retention Guidelines. We require our named executive officers to maintain a significant equity interest in our Company.

•

Regulatory Considerations. We consider the impact of Sections 162(m) and 409A of the Internal Revenue Code (the “Code”), the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), and various other regulatory requirements in our decisions regarding our executive compensation.

Objectives of Our Compensation Program

Roper is a diversified growth company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Two key elements are critical to successfully executing our strategy and driving sustained value creation:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns, and

•	wisely deploying the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies.

To achieve these objectives, we take a minimalist approach to corporate structure to foster an entrepreneurial organization. By doing so, we maintain the nimbleness associated with smaller companies while realizing the scale benefits of larger organizations.

We operate in an intensely competitive business environment. From a business perspective, not only do we compete with numerous companies in many markets for customers, but we also compete with different types of organizations for potential acquisitions. In addition, we compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires leaders with operational and portfolio expertise who are capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size.

Our compensation program for executives is based on our business needs and challenges in creating shareholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of shareholders;

•

maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	adhere to the highest legal and ethical standards.

The Compensation Committee oversees our executive compensation programs to ensure that we appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executive’s interests with long-term interests of our shareholders. The Compensation Committee also reviews and discusses with management the potential for risks associated with the compensation policies and practices for executive officers as well as all employees to ensure that our practices are aligned with sound risk management.

Elements of Compensation

Our executive compensation program consists of several different elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity programs to be a significant vehicle for achieving that objective. While long-term stock is a major component of executive compensation, other elements are needed to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our named executive officers, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of long-term value for investors, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation.

•	Align executives’ interests with those of shareholders.

•	Attract executives, particularly those interested in building long-term value for shareholders, as equity compensation is a key element of competitive pay packages for executives.

•	Retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentive program currently consists of two types of equity awards, both tied to stock price, since the value that an executive officer may ultimately receive depends on the value of our stock. These awards align our executive officers’ interests with those of our shareholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years but may fully vest at the end of three years or other periods without annual vesting. Generally, the vesting of installments is contingent on the Company attaining a specific level of performance primarily to preserve tax deductibility under the Code. Dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase shareholder value.

To strengthen the alignment with shareholders, the size of awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in stock price. We believe that this provides additional incentive for increasing the value of our shares and exposes the executive to the risks of share ownership. In terms of value, restricted stock is typically more heavily weighted than stock options.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

In addition to equity compensation and salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2009 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. Bonuses are capped to avoid encouraging an excessive short-term focus at the expense of long-term soundness.

Retirement Benefits

We do not have a traditional defined benefit pension program at this time, although our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. We periodically review the retirement benefit component of our total compensation program for executives.

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—Nonqualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the named executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning.

Severance Arrangements and Change in Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey, Liner and Winfrey when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. Any amounts or benefits payable under these arrangements would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Our stock award program provides for accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Under our 2006 Incentive Plan, vesting will be accelerated for outstanding awards upon a “change in control” (as defined in the 2006 Incentive Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we have not historically provided this protection to any executive.

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings or relationship for allocating the various compensation elements within our total compensation program. The annual cash bonus opportunity for our executive officers equals, or for Messrs. Jellison, Humphrey and Winfrey exceeds base salary and is also performance-based to further emphasize pay for performance. Base salary is the other significant form of current compensation, although it receives the least emphasis when considering base salary, bonus opportunity and equity incentives. As noted above, we offer perquisites and other types of non-cash benefits on a limited basis, and these represent a small portion of total compensation for executives. Our policies and practices are subject to periodic review and possible revision.

Compensation Process

The Compensation Committee oversees our compensation programs. It performs an extensive review of each element of compensation for each of our executive officers, including our named executive officers, at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee generally takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee also reviews our full-year financial results against financial performance in prior periods and the structure of our compensation programs relative to sound risk management.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since 2007, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. This Consultant is independent, reports directly to the Chair of the Compensation Committee and performs no other work for the Company. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our Chief Executive Officer participates in the underlying process because of his close day-to-day association with the other executive officers and his knowledge of all of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

We consider market pay level as just one of many factors in setting the compensation levels and equity participation for our executives. To provide a frame of reference, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for our selected benchmark companies as well as for other publicly traded companies. In addition, we consider the compensation levels used by private equity companies to attract leadership teams and to share the rewards of value creation with their executives, since we believe that we compete with those businesses in attracting and retaining executive talent. In addition, we consider our own and others’ marketplace experience in hiring executives.

Each year we gather information on pay levels and practices for a group of publicly traded benchmark companies selected based on their business focus. The companies included in the group are periodically reviewed and evaluated in light of our development and growth. The group of benchmark companies used in 2009 was jointly selected by our Consultant and management and approved by the Committee. It is believed to be an appropriate group of comparable public companies with which we compete for customers, investors, and executives. Roper is in the middle of the group in terms of size, but it is in the upper quartile of the benchmark companies based on economic performance. The benchmark companies for 2009 included Danaher Corporation, Thermo Fisher Scientific Inc., Ingersoll-Rand Company, ITT Corporation, C.R. Bard, Inc., Dover Corporation, Cooper Industries, Inc, American Capital, Life Technologies, Inc., Rockwell Automation, Inc., Ametek, Inc., Waters Corporation, Millipore Corporation, Pentair, Inc., Flowserve Corporation, SPX Corporation, PerkinElmer, Inc., Allied Capital Corporation, IDEX Corporation, Crane Co., and Varian, Inc.

For each benchmark company, we gather information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation that allows us to attract and retain executives capable of effectively leading a diversified growth company. Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience in an effort to ensure that compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurate with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure that the cash generated by operations is effectively deployed. We believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. Further, from an internal perspective the CEO is more seasoned and experienced than our other named executive officers. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a level the Committee believes is appropriate and equitable relative to compensation for our other named executive officers.

Analysis of 2009 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our named executive officers in 2009 was based on our business results. During 2009 the weakened global economy led to a general decline in the demand for our products and services which resulted in net earnings and revenue below our record year in 2008. Although profit margins were flat, cash generation remained strong and we continued to acquire new businesses during the year. This section discusses the compensation actions that were taken in 2009 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

Our Chief Executive Officer has not received a base salary increase since 2008, although in February 2009 the Compensation Committee approved salary increases for the other named executive officers, effective at the start of the year, as follows: Mr. Humphrey (15.0%), Mr. Winfrey (8.7%), Mr. Crocker (17.1%), and Mr. Liner (2.8%). The increases reflect our continued growth in 2008 and the Committee’s and Mr. Jellison’s evaluation (except in regard to himself) of the responsibilities and performance of each officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our named executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for shareholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each named executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages for 2009 were 225% of base salary for our Chief Executive Officer, 150% of base salary for our Chief Financial Officer, 125% of base salary for Mr. Winfrey, and 100% of base salary for the other named executive officers. The percentages are consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level and reflect market practice. Our annual incentive bonuses have been capped for our named executive officers. While maintaining the policy of capped bonuses, the amount of incentive opportunity was raised by twenty-five percent of the base salary for Messrs. Jellison, Humphrey and Winfrey. Raising the cap was reflective of the growth of the company and increasing responsibilities.

For 2009, the Committee retained the basic approach used in prior years but, in light of the global economic uncertainty, set the base amount at an average of net earnings over the last three years rather than on solely the prior year record earnings. The minimum threshold for any bonus was set at 90% of the base amount and the level at which the full bonus amount would be earned was set at 110% of the base amount. At the 90% minimum threshold level, 35% of the full bonus opportunity would be earned. To the extent average adjusted net earnings was between 90% and 110% of the base amount, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. Under this program, for 2009 the average adjusted net earnings for the Company was 105% of the base amount, and accordingly, the Compensation Committee approved payment of 84.5% of the bonus opportunity. The bonus opportunity for our named executive officers who are Group Vice Presidents is based on the performance of their segment and on corporate performance, with 75% segment and 25% corporate in regard to Mr. Winfrey and 50% segment and 50% corporate for Mr. Crocker. For 2009, they received only the corporate portion of their bonus opportunity. The bonuses to our named executive officers for 2009, as shown in the Summary Compensation Table below, are lower than bonuses for 2008, except for Mr. Humphrey’s which reflected the increase in his salary and bonus opportunity as a percentage of salary for 2009 based on his expanded areas of responsibility and personal development.

For 2010, the minimum threshold for any bonus was set at the level of net earnings for the prior year (2009). Bonus opportunities as a percentage of salary for 2010 for the named executive officers are the same as for 2009.

Long-Term Stock Incentives

In 2009, we continued our practice of awarding a combination of stock options and restricted shares to our executive officers, excluding Mr. Jellison who received a multi-year award in February 2008. The number of stock options and restricted shares awarded in early 2009 to Mr. Liner was the same as in prior years. The awards to Mr. Winfrey were increased from 2008 to reflect our continuing growth, as was that for our Chief Financial Officer which also reflected his expanded areas of responsibility and personal development and performance. Mr. Crocker received a stock option grant in 2009, although he did not receive any in the prior two years. In addition to the restricted stock award granted in February 2009, the Compensation Committee granted Mr. Crocker an award of restricted stock in November in light of his service and responsibilities during the year. These awards are shown in the Grants of Plan-Based Awards Table below.

The multi-year award to our Chief Executive Officer in February 2008 was intended to provide clarity to Mr. Jellison and our investors that our historical grant practice for Mr. Jellison would continue. The award further reflected the Committee’s views on Mr. Jellison’s contributions to us during his tenure as CEO, our strong growth and performance under Mr. Jellison’s leadership, and the importance of ensuring Mr. Jellison’s continued employment in light of his experience and track record, which the Committee believes makes Mr. Jellison very valuable to other potential employers. The 2008 stock option award to Mr. Jellison vests over five years starting on the first anniversary of the grant in increments of 10% (2009), 15% (2010), and

25% (2011, 2012, and 2013). The restricted shares vest over the same period subject to the achievement of specified performance objectives over the period and, as a result of attaining the objectives, an aggregate of 25% of the original award has vested.

In January 2010, the Compensation Committee again granted stock options and restricted stock to our executive officers, except for Mr. Jellison who received no equity awards. Consistent with our philosophy of granting a constant number of shares, the number of shares awarded in 2010 was the same as 2009, except for Mr. Crocker’s whose award was adjusted to reflect individual considerations.

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives with our shareholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our key executives all meet the share ownership requirements. Our key executives will have a substantial portion of their incentive compensation paid in the form of our Common Stock. The program is subject to periodic review by the Compensation Committee.

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our named executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options are designed to be performance based and fully deductible. The restricted stock awards granted to our named executive officers in 2009 are performance based in a manner that is designed to preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our shareholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Robert D. Johnson, Chairman John F. Fort III Wilbur J. Prezzano

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer and the three other highest paid executive officers for the fiscal year ended December 31, 2009 (the “named executive officers”).

2009 Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan(1)(3) Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (7)	Total Compensation
Brian D. Jellison	2009	$1,000,000	—	—		—	$1,901,250	—	$253,693	$3,154,943
Chairman of the Board, President and Chief Executive Officer	2008	1,000,000	—	$24,296,800	(5)	$5,623,200	1,920,000	—	478,262	33,318,262
	2007	950,000	—	5,740,900		1,655,390	1,900,000	—	46,878	10,293,168

John Humphrey	2009	575,000	—	839,000		730,800	728,813	—	118,320	2,991,933
Vice President and Chief Financial Officer	2008	500,000	—	828,300		511,200	576,000	—	104,394	2,519,894
	2007	450,000	—	652,375		601,960	450,000	—	76,465	2,230,800

Timothy J. Winfrey	2009	500,000	—	524,375		304,500	132,031	—	80,462	1,541,368
Group Vice President	2008	460,000	—	552,200		255,600	150,000	—	104,788	1,522,588
	2007	420,000	—	521,900		300,980	420,000	—	88,402	1,751,282

Nigel W. Crocker	2009	410,000	—	474,900		182,700	173,225	—	136,231	1,377,056
Group Vice President	2008	350,000	—	276,100		—	225,000	—	79,521	930,621
	2007	335,000	—	305,750		—	335,000	—	78,621	1,054,371

David B. Liner(6)	2009	370,000	—	251,700		146,160	312,650	—	96,938	1,177,448
Vice President, General Counsel and Secretary	2008	360,000	—	331,320		153,360	346,000	—	79,801	1,270,481

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards held by the named executive officers, calculated in accordance with Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in the Note 11 to the Company’s consolidated financial statements for 2009, which are included in our Annual Report on Form 10-K for the fiscal year ended 2009, filed with the SEC. The awards shown in this table are comprised of the awards granted in the year indicated.

(3)	The amounts in this column reflect payments made pursuant to the Company’s cash incentive bonus plan, which is further explained above in the CD&A section captioned “Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)	Reflects the multi-year grant in 2008. See “Long-Term Stock Incentives” in the “Analysis of 2009 Compensation” section of the CD&A for detail.

(6)	In accordance with SEC requirements, only 2008 and 2009 information is required for Mr. Liner

(7)	Amounts reported in the “All Other Compensation” column for 2009 are equal to the Company’s incremental cost and include the following items:

Name	Club Memberships	Company Car	Life Insurance	Financial Planning	Additional Medical Benefits	Contributions to Defined Contribution Plans(b)	Relocation
Brian D. Jellison	$3,202	$24,000	—	—	$7,491	$219,000	—
John Humphrey	6,957	24,000	—	$490	548	86,325	—
Timothy J. Winfrey	6,516	19,000	—	—	6,196	48,750	—
Nigel W. Crocker	5,444	19,000	$1,528	—	3,489	47,610	$59,160	(a)
David B. Liner	2,684	19,000	—	4,211	17,343	53,700	—

(a)	Represents expenses associated with Mr. Crocker’s relocation to the Company’s current headquarters.

(b)	Includes contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

2009 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2009 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock/ Units(2)	All other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Brian D. Jellison		787,500	2,250,000	2,250,000	—	—	—	—
John Humphrey	2/12/2009				20,000			839,000
	2/12/2009					60,000	41.95	730,800
		301,875	862,500	862,500
Timothy J. Winfrey	2/12/2009				12,500			524,375
	2/12/2009					25,000	41.95	304,500
		218,750	625,000	625,000
Nigel W. Crocker	2/12/2009				5,000			209,750
	11/11/2009				5,000			265,150
	2/12/2009					15,000	41.95	182,700
		143,500	410,000	410,000
David B. Liner	2/12/2009				6,000			251,700
	2/12/2009					12,000	41.95	146,160
		129,500	370,000	370,000

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Annual Incentive Bonus.” Amounts paid under this program for 2009 are set forth in the Summary Compensation Table. The thresholds for Messrs. Winfrey and Crocker are the combined corporate and their respective segment amounts.

(2)

The restricted shares granted on 2/12/2009 to Messrs. Humphrey, Winfrey, Crocker, and Liner vest ratably in 2010, 2011, and 2012, subject to certain Company performance conditions. The vesting date in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals for the applicable period. The restricted shares granted to Mr. Crocker on 11/11/2009 fully vest in 2010. For all officers, dividends are paid currently on restricted shares.

(3)

The stock options granted to Messrs. Humphrey, Winfrey, Crocker, and Liner vest ratably in February 2010, 2011, and 2012. All options expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our Common Stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with Topic 718.

2009 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009 for the named executive officers.

	Option Awards				Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Brian D. Jellison	272,400		20.7250	11/06/11
	200,000		19.1750	11/19/12
	110,000		24.2000	02/25/14
	103,624		31.3550	04/18/12
	110,000		42.3500	02/23/13
	73,333	36,667(2)	52.1900	02/16/17
	44,000	396,000(3)	55.2200	02/18/18
							432,667(6)(12)	22,658,771
John Humphrey	60,000		49.5150	04/24/13
	26,667	13,333(2)	52.1900	02/16/17
	13,334	26,666(4)	55.2200	02/18/18
		60,000(5)	41.9500	02/12/19
							34,067(7) (12)	1,784,089
Timothy J. Winfrey	30,000		19.1750	11/19/12
	12,000		24.2000	02/25/14
	20,000		31.3550	04/18/12
	20,000		42.3500	02/23/13
	13,333	6,667(2)	52.1900	02/16/17
	6,667	13,333(4)	55.2200	02/18/18
		25,000(5)	41.9500	02/12/19
							22,433(8) (12)	1,174,816
Nigel W. Crocker	50,000		19.1750	11/19/12
	12,000		31.3550	04/18/12
	12,000		42.3500	02/23/13
		15,000(5)	41.9500	02/12/19
							5,000(9)(12)	261,850
					5,000(10)	261,850
David B. Liner	12,000		38.0600	08/02/12
	12,000		42.3500	02/23/13
	8,000	4,000(2)	52.1900	02/16/17
	4,000	8,000(4)	55.2200	02/18/18
		12,000(5)	41.9500	02/12/19
							11,960(11)(12)	626,345

(1)	Calculated by multiplying $52.37, the closing market price of our Common Stock on December 31, 2009, by the number of restricted shares that have not vested.

(2)	These stock options were granted on February 16, 2007 with unexercisable shares vesting in February 2010.

(3)	These stock options were granted as a multi-year award on February 18, 2008 with unexercisable shares vesting as follows: 66,000 in 2010 and 110,000 each year in 2011, 2012, and 2013.

(4)	These stock options were granted on February 18, 2008 with unexercisable shares vesting ratably in February 2010 and 2011.

(5)	These stock options were granted on February 12, 2009 with unexercisable shares vesting ratably in February of 2010, 2011, and 2012.

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

( I)	36,667 shares remaining from 110,000 shares granted February 16, 2007 and vesting in 2010; and,

( II)	396,000 shares remaining from a multi-year award on February 18, 2008 and vesting as follows: 66,000 shares in 2010 and 110,000 shares each vesting in 2011, 2012, and 2013.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

( I)	4,167 shares remaining from 12,500 shares granted February 16, 2007 and vesting in 2010;

( II)	9,900 shares remaining from 15,000 shares granted February 18, 2008 and vesting ratably in 2010 and 2011; and,

( III)	20,000 shares granted February 12, 2009 and vesting ratably in 2010, 2011, and 2012.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

( I)	3,333 shares remaining from 10,000 shares granted February 16, 2007 and vesting in 2010;

( II)	6,600 shares remaining from 10,000 shares granted February 18, 2008 and vesting ratably in 2010 and 2011; and

( III)	12,500 shares granted February 12, 2009 and vesting ratably in 2010, 2011, and 2012.

(9)	5,000 shares granted February 12, 2009 and vesting ratably, subject to certain Company performance conditions, in 2010, 2011, and 2012.

(10)	5,000 shares granted November 11, 2009 and vesting in 2010.

(11)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

( I)	2,000 shares remaining from 6,000 shares granted February 16, 2007 and vesting in 2010; and,

( II)	3,960 shares remaining from 6,000 shares granted February 18, 2008 and vesting ratably in 2010 and 2011; and

( III)	6,000 shares granted February 12, 2009 and vesting ratably in 2010, 2011, and 2012.

(12)

For restricted stock granted in February 2007, 2008 and 2009, the actual vesting dates in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise($)	# of Shares Acquired on Vesting	Value Realized on Vesting($)
Brian D. Jellison	133,976	3,607,642	117,333	4,553,182
John Humphrey	—	—	42,433	1,911,859
Timothy J. Winfrey	—	—	10,066	391,106
Nigel W. Crocker	—	—	13,333	588,420
David B. Liner	—	—	6,040	234,680

Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

2009 Nonqualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2009.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	175,200	200,625	3,497	—	890,261
John Humphrey	115,100	67,950	119,478	—	516,002
Timothy J. Winfrey	65,000	30,375	125,382	—	530,827
Nigel W. Crocker	63,480	29,235	133,486	—	946,379
David B. Liner	42,960	35,325	534	—	154,522

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year; and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings were included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described above in the CD&A, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey, Liner, and Winfrey

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Mr. Winfrey. Pursuant to an offer letter dated May 20, 2002, as amended December 30, 2008, Mr. Winfrey would be entitled to a severance payment equal to the sum of one year’s then-current base salary and annual bonus earned with respect to the last year before the termination occurred if he were terminated by the Company for any reason other than gross misconduct.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2009 under the circumstances shown. Scenarios for termination involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$3,901,250	$3,901,250	$6,500,000
Accelerated Equity Awards(2)
2007 Stock Option Grant	—	—	6,600
2008 Stock Option Grant	—	—	—
2007 Restricted Stock Grant	—	—	1,920,251
2008 Restricted Stock Grant	—	—	20,738,520
Continued Medical Benefits	16,721	16,721	16,721
Total	$3,917,971	$3,917,971	$29,182,092

JOHN HUMPHREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$575,000	$575,000
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	2,400
2008 Stock Option Grant	—	—	—
2009 Stock Option Grant(3)	—	—	625,200
2007 Restricted Stock Grants(3)	—		218,226
2008 Restricted Stock Grants(3)	—	—	518,463
2009 Restricted Stock Grants(3)	—	—	1,047,400
Continued Medical Benefits	—	13,376	—
Total	—	$588,376	$2,986,689

TIMOTHY J. WINFREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$632,031	$632,031
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	1,200
2008 Stock Option Grant	—	—	—
2009 Stock Option Grant(3)	—	—	260,500
2007 Restricted Stock Grant(3)	—	—	174,549
2008 Restricted Stock Grant(3)	—	—	345,642
2008 Restricted Stock Grant(3)	—	—	654,625
Continued Medical Benefits	—	—	—
Total	—	$632,031	$2,068,547

NIGEL W. CROCKER

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	—	—
Accelerated Equity Awards(2)
2009 Stock Option Grant(3)	—	—	$156,300
2009 Restricted Stock Grant(3)	—	—	523,700
Continued Medical Benefits	—	—	—
Total	—	—	$680,000

DAVID B. LINER

Potential Payments Upon Termination or Change-in-Control	Termination Scenario
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	—	$682,650	$682,650
Accelerated Equity Awards(2)
2007 Stock Option Grant(3)	—	—	720
2008 Stock Option Grant	—	—	—
2009 Stock Option Grant(3)	—	—	125,040
2007 Restricted Stock Grant(3)	—	—	104,740
2008 Restricted Stock Grant(3)	—	—	207,385
2009 Restricted Stock Grant(3)	—	—	314,220
Continued Medical Benefits	—	13,376	—
Total	—	$696,026	$1,434,755

(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on $52.37 closing price as of December 31, 2009, the last trading day of 2009.

(3)	Pursuant to Section 14.7 of the 2006 Plan, stock options become fully exercisable and time-based vesting restrictions fully lapse upon the occurrence of a Change in Control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file. We believe that, during 2009, our directors and executive officers complied with all Section 16(a) filing requirements, with the following exceptions resulting from administrative errors: Mr. Humphrey filed two late Form 4 reporting tax withholdings upon restricted stock vesting, and Mr. Wood filed a late Form 4 reporting an open market sale.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

PROPOSAL 2:	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2010. The Board of Directors recommends that the shareholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance. If this Proposal 2 does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

INDEPENDENT PUBLIC ACCOUNTANTS

Following (in thousands) are the professional fees billed by PwC for the fiscal years ended December 31, 2009 and 2008. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related and tax fees were pre-approved by the Audit Committee. Even if the Proposal passes, the Audit Committee may decide to select another firm at anytime.

	Dollars in Thousands
	FY 2009	FY 2008
Audit Fees(1)	$3,152	$3,380
Audit-Related Fees(2)	246	553
Tax Fees(3)	1,071	102
All Other Fees	—	—

TOTAL FEES	$4,469	$4,035

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT

THE 2011 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2011 Annual Meeting of Shareholders, the proposal must be received at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 31, 2010. All proposals must conform to the rules and regulations of the SEC.

A shareholder may also nominate directors or have other business brought before the 2011 Annual Meeting of Shareholders by submitting the nomination or proposal between February 2, 2011, and March 4, 2011, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

For any shareholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2011 Annual Meeting of Shareholders but intended to be presented directly at that annual meeting (other than the nomination of a director candidate), the notice must include the text of the proposal; a brief statement of the reasons why the stockholder favors the proposal; the stockholder’s name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by the stockholder (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities; and if applicable, any material interest of such stockholder and such beneficial owner in the matter proposed (other than as a stockholder).

The notice to nominate any person for election as a director of the Company must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to the stockholder; (iii) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) such stockholder’s name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made) and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities.

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2011 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 30, 2010

ROPER INDUSTRIES, INC. 6901 PROFESSIONAL PKWY EAST SUITE 200 SARASOTA, FL 34240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M24732-P92574             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ROPER INDUSTRIES, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except
Vote on Directors	☐	☐	☐
1. Election of Directors
Nominees:
01) David W. Devonshire 02) John F. Fort, III 03) Brian D. Jellison

Vote on Proposals					For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.					☐	☐	☐
3. To transact any other business properly brought before the meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 2, 2010: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS JUNE 2, 2010

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 2, 2010 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 noon (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _____________________________________________________________
_______________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE